Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 O: 206.883.2500 F: 206.883.2699

April 15, 2021

Recursion Pharmaceuticals, Inc.

41 S Rio Grande Street

Salt Lake City, Utah 84101

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Recursion Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 2,578,787 shares (including up to 336,363 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s Class A common stock, $0.00001 par value per share (the “Shares”), to be issued and sold by the Company. The Registration Statement incorporates by reference the Registration Statement on Form S-1, as amended (Registration No. 333-254576) (the “Prior Registration Statement”), which was declared effective on April 15, 2021, including the prospectus which forms part of the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and the Prior Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN                BEIJING                 BOSTON                BRUSSELS                 HONG KONG                LONDON                LOS ANGELES                NEW YORK                PALO ALTO

SAN DIEGO                SAN FRANCISCO                SEATTLE                SHANGHAI                 WASHINGTON, DC                WILMINGTON, DE

April 15, 2021

On the basis of the foregoing, we are of the opinion that upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, a form of which has been filed as Exhibit 3.2 to the Prior Registration Statement, the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation